Exhibit 3.1

OPTIMUMBANK HOLDINGS, INC.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the “Act”), OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the “Corporation”), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Articles of Incorporation of the Corporation (as further amended from time to time (the “Articles of Incorporation”), and in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), the Board of Directors unanimously adopted the following resolutions creating a series of its preferred stock, no par value:

WHEREAS, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorizes the issuance of up to 6,000,000 shares of preferred stock, no par value, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of Shares constituting such series shall be one hundred (100). The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth in this Certificate of Designation.

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2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 7.1.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 7.

“Date of Issuance” means, for any Share of Series B Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series B Original Issue Price” means, with respect to any Share on any given date, $25,000 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series B Preferred Stock).

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series B Preferred Stock.

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“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” has the meaning set forth in Section 6.1(a)(1).

3. Rank. Except as otherwise expressly set forth in this Certificate of Designation, all Shares of the Series B Preferred Stock shall rank senior to all Junior Securities, with respect to payment or distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

4. Dividends.

4.1 Participating Dividends. Except as otherwise provided in Section 5.1, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, but excluding any dividend or distribution payable on the Common Stock in shares of Common Stock, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 7 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount per Share equal to the greater of (i) the Series B Original Issue Price, or (ii) such amount per Share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 7 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”).

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

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5.3 Notice.

(a) Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

(b) Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

6. Voting.

6.1 Except as provided below and otherwise provided by law, the holders of the Series B Preferred Stock will have no voting rights.

(a) Supermajority Voting Rights—Amendments. The affirmative vote or consent of the holders of at least 66-2/3% of all of the Shares of the Series B Preferred Stock at the time outstanding, voting separately as a class (a “Supermajority Interest”), shall be required to amend the provisions of the Articles of Incorporation or this Certificate of Designation or any other certificate amendatory thereof or supplemental thereto (including any certificate of designation or any similar document relating to any series of preferred stock) so as to materially and adversely affect the rights, preferences or privileges of the Series B Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series B Preferred Stock or authorized common or preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock.

(b) Supermajority Voting Rights—Priority. The affirmative vote or consent of a Supermajority Interest of the Series B Preferred Stock shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the shares of the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon any Liquidation of the Corporation.

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7. Conversion.

7.1 Right to Convert.

(a) Subject to the provisions of this Section 7, including fulfillment of the conditions set forth in Section 7.1(a), at any time and from time to time on or after the Date of Issuance, the Corporation shall have the right by written election to the holders of the outstanding Shares of Series B Preferred Stock to convert all or any portion of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by the holders into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Series B Original Issue Price thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per Share (the “Conversion Price”) shall be $2.50 per Share, subject to adjustment as applicable in accordance with Section 7.6 below.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

7.2 Limitations on Conversion. The right of the Corporation to convert any of the Shares of the Series B Preferred Stock under this Section 7 shall be subject to the prior fulfillment of the following conditions:

(a) Such conversion shall have been by approved by the holders of a majority of the outstanding Common Stock of the Company; and

(b) Such conversion shall not result in any holder of the Series B Preferred Stock and any Persons with whom the holder may be acting in concert, becoming Beneficial Owners of more than 9.9% of the outstanding shares of the Common Stock. For purposes of this subsection, the term “Beneficial Owner” shall have the meaning given to such term in SEC Rule 13d-3.

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7.3 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 7.1, the Corporation shall notify the holders of the Series B Preferred Stock at least twenty (20) days prior to the effective date on of any conversion, that the Corporation has elected to exercise its right to convert the Series B Preferred Stock, the number of Shares that the Corporation has elected to convert and the effective date of the conversion of such Shares (the “Conversion Date”), provided that any such conversion shall be subject to the fulfillment of the conditions set forth in Section 7.2. Upon receipt of such notice, each holder of Shares of Series B Preferred Stock shall promptly certify to the Corporation, the number of shares of Common Stock Beneficially Owned by such holder, and whether the holder is acting in concert with any other Person in connection with its equity interest in the Corporation. Additionally, upon receipt of such notice, each holder of Shares of Series B Preferred Stock in certificated form that are to be converted shall surrender such certificate or certificates for such Shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(b) As soon as practicable after the Conversion Date and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 7.1(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(c) All Shares of Series B Preferred Stock converted as provided in this Section 7.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

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7.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series B Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Preferred Stock.

7.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7.6 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.6.

(a) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.6(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

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(b) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation or Merger.

(i) In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or (iii) other similar transaction (other than any such transaction covered by Section 5 or Section 7.6(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series B Preferred Stock shall, immediately after such reorganization, reclassification or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 7.6(b)(i) shall thereafter be applicable, as nearly as possible, to the Series B Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series B Preferred Stock. The provisions of this Section 7.5(b)(i) shall similarly apply to successive reorganizations, reclassifications or similar transactions. The Corporation shall not effect any such reorganization, reclassification or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series B Preferred Stock such cash, stock, securities or other assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series B Preferred Stock.

(ii) In the event of any consolidation or merger of the Corporation with or into another Person, in each case which entitles the holders of Common Stock to receive cash, stock, securities or other consideration with respect to or in exchange for Common Stock, each Share of Series B Preferred Stock shall as a result of such consolidation or merger, be converted, without any action on the part of the holder, into the right to receive the cash, stock, securities or other consideration to which such Share would have been entitled upon such consolidation or merger if the Share had been converted in full immediately prior to the time of such consolidation or merger (without taking into account any limitations or restrictions on the convertibility of such Share, if any).

(iii) Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7.6(b), each holder of Shares of Series B Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction), instead of giving effect to the provisions contained in this Section 7.6(b) with respect to such holder’s Series B Preferred Stock.

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(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series B Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series B Preferred Stock held by such holder.

(d) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, of any consolidation or merger of the Corporation with or into another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

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8. Reissuance of Series B Preferred Stock. Any Shares of Series B Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Preemptive Rights. The holders of shares of Series B Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

12. Other Rights. The Series B Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

13. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest of the Series B Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided, that no such action shall change or waive (a) the definition of Series B Liquidation Amount, (b) the amount of dividends payable on the Series B Preferred Stock pursuant to Section 4, or (c) this Section 13, without the prior written consent of each holder of outstanding Shares of Series B Preferred Stock.

Effective Date of Amendment. The Amendment shall become effective on the date these Articles of Amendment are filed with the Department of State of the State of Florida.

Board Approval. The Amendment was duly adopted by the Board of Directors on May 26, 2020. Pursuant to Section 607.0602, no shareholder approval was required.

[Signature Page Follows]

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IN WITNESS WHEREOF, OptimumBank Holdings, Inc. has executed these Articles of Amendment on the 23rd day of June, 2020.

OPTIMUMBANK HOLDINGS, INC.

By:	/s/ Moishe Gubin
Its:	Chairman
Name:	Moishe Gubin

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